Exhibit 99.1

PHILIP MORRIS INTERNATIONAL INC. (PMI) REPORTS 2012 FIRST-QUARTER RESULTS

•	Reported and adjusted diluted earnings per share of $1.25, up by 17.9%, or by 19.8% excluding currency, versus $1.06 in 2011, as detailed in the attached Schedules 8 and 9

•	Cigarette shipment volume growth of 5.4%, or 5.3% excluding acquisitions

•	Reported net revenues, excluding excise taxes, up by 9.7% to $7.4 billion, or by 10.9% excluding currency and acquisitions

•	Reported operating companies income up by 13.4% to $3.5 billion, or by 14.5% excluding currency and acquisitions

•	Adjusted operating companies income, which reflects the items detailed in the attached Schedule 7, up by 13.1% to $3.5 billion, or by 14.2% excluding currency and acquisitions

•	Operating income up by 13.2% to $3.4 billion

•	Repurchased 18.1 million shares of its common stock for $1.5 billion

•	PMI revises, for prevailing exchange rates only, its 2012 full-year reported diluted earnings per share forecast to be in a range of $5.20 to $5.30, versus $4.85 in 2011

•

Excluding a forecasted total unfavorable currency impact of approximately $0.15 for the full-year 2012, reported diluted earnings per share are projected to increase by approximately 10% to 12% versus adjusted diluted earnings per share of $4.88 in 2011, as detailed in the attached Schedule 10, unchanged from the forecast provided on February 23, 2012

NEW YORK, April 19, 2012 – Philip Morris International Inc. (NYSE / Euronext Paris: PM) today announced its 2012 first-quarter results.

“We have begun 2012 with strong momentum, driven by our best quarterly organic volume performance since the spin-off in March 2008,” said Louis C. Camilleri, Chairman and Chief Executive Officer.

“Given the recent strengthening of the U.S. Dollar, we are revising our reported full-year diluted EPS guidance for 2012 by $0.05, reflecting prevailing exchange rates only. We remain confident in our ability to increase constant-currency adjusted diluted EPS this year by 10-12%, matching our mid- to long-term annual growth target.”

Conference Call

A conference call, hosted by Hermann Waldemer, Chief Financial Officer, with members of the investment community and news media, will be webcast at 9:00 a.m., Eastern Time, on April 19, 2012. Access is available at www.pmi.com.

Dividends and Share Repurchase Program

During the first quarter, PMI spent $1.5 billion to repurchase 18.1 million shares, as shown in the table below.

Current $12 Billion, Three-Year Program

	Value	Shares
	($ Mio.)	000
May-December 2010	2,953	55,933
January-December 2011	5,400	80,514
January-March 2012	1,500	18,057

Total Under Program	9,853	154,504

Since May 2008, when PMI began its first share repurchase program, the company has spent an aggregate of $22.9 billion to repurchase 432.1 million shares at an average price of $52.88 per share, or 20.5% of the shares outstanding at the time of the spin-off in March 2008.

PMI has a share repurchase target for 2012 of $6.0 billion.

2012 Full-Year Forecast

PMI revises, for prevailing exchange rates only, its 2012 full-year reported diluted earnings per share forecast to be in a range of $5.20 to $5.30, versus $4.85 in 2011. Excluding a forecasted total unfavorable currency impact of approximately $0.15 for the full-year 2012, reported diluted earnings per share are projected to increase by approximately 10% to 12% versus adjusted diluted earnings per share of $4.88 in 2011, as detailed in the attached Schedule 10, unchanged from the earnings per share forecast provided on February 23, 2012. The forecasted $0.15 in unfavorable currency for the full-year 2012, based on prevailing exchange rates, represents an increase of $0.05 compared to the $0.10 of full-year unfavorable currency forecast previously disclosed on February 23, 2012. This guidance excludes the impact of any potential future acquisitions, unanticipated asset impairment and exit cost charges, and any unusual events.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

2012 FIRST-QUARTER CONSOLIDATED RESULTS

In this press release, “PMI” refers to Philip Morris International Inc., and its subsidiaries. The term “net revenues” refers to operating revenues from the sale of our products, excluding excise taxes and net of sales and promotion incentives. Operating Companies Income, or “OCI”, is defined as operating income before general corporate expenses and the amortization of intangibles. PMI’s management evaluates business segment performance and allocates resources based on OCI. Management also reviews OCI, operating margins and Earnings Per Share, or “EPS”, on an adjusted basis (which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs and discrete tax items), Earnings Before Interest, Taxes, Depreciation, and Amortization, or “EBITDA”, free cash flow, defined as net cash provided by operating activities less capital expenditures, and net debt. References to total international cigarette market, defined as worldwide cigarette volume excluding the United States, total cigarette market, total market and market shares are PMI estimates based on the latest available data from a number of internal and external sources and may, in defined instances, exclude the People’s Republic of China and/or PMI’s duty-free business. Comparisons are to the same prior-year period unless otherwise stated. For a reconciliation of non-GAAP measures to corresponding GAAP measures, see the relevant schedules provided with this release.

NET REVENUES

PMI Net Revenues ($ Millions)

	First-Quarter
	2012	2011	Change	Excl. Curr.
European Union	$2,053	$2,001	2.6%	5.3%
Eastern Europe, Middle East & Africa	1,835	1,687	8.8%	13.1%
Asia	2,777	2,323	19.5%	16.4%
Latin America & Canada	783	780	0.4%	5.4%

Total PMI	$7,448	$6,791	9.7%	11.0%

Net revenues of $7.4 billion were up by 9.7%, despite unfavorable currency of $92 million. Excluding currency, net revenues increased by 11.0%, driven equally by favorable pricing of $369 million and favorable volume/mix of $370 million. Excluding currency and acquisitions, net revenues increased by 10.9%.

OPERATING COMPANIES INCOME

PMI Operating Companies Income ($ Millions)

	First-Quarter
	2012	2011	Change	Excl. Curr.
European Union	$1,030	$1,006	2.4%	4.9%
Eastern Europe, Middle East & Africa	810	722	12.2%	18.3%
Asia	1,407	1,093	28.7%	23.9%
Latin America & Canada	237	251	(5.6)%	1.2%

Total PMI	$3,484	$3,072	13.4%	14.5%

Reported operating companies income was up by 13.4% to $3.5 billion, despite unfavorable currency of $33 million. Excluding currency, operating companies income was up by 14.5%, driven by higher pricing, and favorable volume/mix of $224 million, partly offset by higher manufacturing costs in the EU, notably related to the mandated implementation of reduced cigarette ignition propensity standards, a process which began in the fourth quarter of 2011, increased marketing investment, notably in Germany and Russia, and increased business infrastructure investment in Russia. Adjusted operating companies income grew by 13.1% as shown in the table below and detailed on Schedule 7. Adjusted operating companies income, excluding currency and acquisitions, increased by 14.2%.

PMI Operating Companies Income ($ Millions)

	First-Quarter
	2012	2011	Change
Reported OCI	$3,484	$3,072	13.4%
Asset impairment & exit costs	(8)	(16)

Adjusted OCI	$3,492	$3,088	13.1%
Adjusted OCI Margin*	46.9%	45.5%	1.4	p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Adjusted operating companies income margin, excluding the impact of currency and acquisitions, was up by 1.3 percentage points to 46.8%, as detailed on Schedule 7.

SHIPMENT VOLUME & MARKET SHARE

PMI Cigarette Shipment Volume by Segment (Million Units)

	First-Quarter
	2012	2011	Change
European Union	47,789	48,522	(1.5)%
Eastern Europe, Middle East & Africa	65,928	63,643	3.6%
Asia	81,030	72,092	12.4%
Latin America & Canada	24,343	23,663	2.9%

Total PMI	219,090	207,920	5.4%

2012 First-Quarter

PMI’s cigarette shipment volume was up by 5.4%, or by 5.3% excluding acquisitions, driven by growth from all of PMI’s top 10 cigarette brands, up by a combined 7.8%. It is estimated that cigarette shipment volume increased by approximately 1% due to the leap year effect.

In the EU, PMI’s total cigarette shipment volume decreased by 1.5%, predominantly due to a lower total market, notably in southern Europe, partly offset by growth in Austria, France and Germany. In EEMA, PMI’s total cigarette shipment volume grew by 3.6%, driven mainly by a higher total market and share in Algeria, Saudi Arabia and Turkey, partly offset by a lower total market in Egypt, due to a surge in illicit trade. In Asia, PMI’s total cigarette shipment volume increased by 12.4%, fueled by a higher total market and share in Indonesia, Japan, Korea, and Thailand, and a higher total market in the Philippines. In Latin America & Canada, PMI’s total cigarette shipment volume increased by 2.9%, mainly due to a higher total market and share in Argentina and a favorable comparison with the first quarter of 2011 in Mexico, partly offset by volume declines in Colombia and Brazil.

Total cigarette shipments of Marlboro of 72.1 billion units were up by 5.2%, driven primarily by growth in EEMA of 7.6%, in particular in Algeria and Saudi Arabia, in Asia of 10.0%, notably in Indonesia, Japan, Korea and Vietnam, and in Latin America & Canada of 9.5%, notably in Argentina and Mexico. The growth was partly offset by a decline in the EU of 2.2%, mainly due to France, Italy and Poland, partly offset by Hungary.

Total cigarette shipments of L&M of 21.3 billion units were up by 4.4%, reflecting growth in the EU, Asia and Latin America & Canada, and an essentially flat performance in EEMA. Total cigarette shipments of Bond Street of 10.0 billion units increased by 4.9%, led mainly by growth in Kazakhstan and Ukraine, partly offset by a decline in Russia. Total cigarette shipments of Philip Morris of 9.6 billion units increased by 1.2%, mainly reflecting growth in Argentina, France and Italy, partly offset by a decline in the Philippines. Total cigarette shipments of Parliament of 9.3 billion units were up by 10.6%, fueled by growth in EEMA and Asia. Total cigarette shipments of Chesterfield of 8.2 billion units were up by 2.3%, driven by growth in the EU, primarily in Portugal and Spain, partly offset by a decline in EEMA, mainly in Ukraine. Total cigarette shipments of Lark of 7.5 billion units increased by 15.1%, driven predominantly by growth in EEMA and Asia.

Total shipment volume of other tobacco products (OTP), in cigarette equivalent units, excluding acquisitions, grew by 15.1%, notably in Belgium, Germany and Italy. Total shipment volume for cigarettes and OTP combined was up by 5.6%, excluding acquisitions.

PMI’s market share performance was stable, or registered growth, in a number of key markets, including Algeria, Argentina, Austria, Belgium, Canada, Germany, Indonesia, Japan, Kazakhstan, Korea, Mexico, the Netherlands, Russia, Saudi Arabia, Switzerland, Thailand, Turkey and the United Kingdom.

EUROPEAN UNION REGION (EU)

2012 First-Quarter

In the EU, net revenues increased by 2.6% to $2.1 billion, despite unfavorable currency of $54 million resulting from a strengthening of the U.S. Dollar, mainly versus the Euro. Excluding currency, net revenues increased by 5.3%, mainly reflecting favorable pricing of $106 million. Volume/mix was flat, with a higher total market in Germany partially offset by a lower total market in Portugal and a lower total market and share in Italy.

Operating companies income increased by 2.4% to $1.0 billion, predominantly due to favorable pricing, and despite unfavorable currency of $25 million, higher manufacturing costs, mainly related to the mandated implementation of reduced cigarette ignition propensity standards, which began in the fourth quarter of 2011, and higher marketing costs, principally reflecting marketing investment behind Marlboro in Germany. Volume/mix was down by $12 million. Excluding the unfavorable impact of currency, operating companies income increased by 4.9%.

Adjusted operating companies income increased by 1.3%, as shown in the table below and detailed on Schedule 7. Adjusted operating companies income, excluding currency, increased by 3.7%.

EU Operating Companies Income ($ Millions)

	First-Quarter
	2012	2011	Change
Reported OCI	$1,030	$1,006	2.4%
Asset impairment & exit costs	0	(11)

Adjusted OCI	$1,030	$1,017	1.3%
Adjusted OCI Margin*	50.2%	50.8%	(0.6	) p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin was down by 0.7 percentage points to 50.1%, as detailed on Schedule 7, primarily as a result of the aforementioned higher costs.

The total cigarette market in the EU declined by 1.3% to 126.0 billion units, due primarily to tax-driven price increases, the unfavorable economic environment, particularly in southern Europe, and related austerity measures, the growth of the OTP segment, notably in Italy, and the prevalence of illicit trade, mainly in Greece and Spain.

PMI’s cigarette shipment volume in the EU declined by 1.5%, due principally to a lower total market, mainly in Greece, Italy and Portugal, partly offset by Germany. Shipment volume of Marlboro decreased by 2.2%, mainly due to lower total markets and share, particularly in France and Italy, and to lower share, primarily in Germany and Poland, partially offset by higher share in the Czech Republic, Hungary and Switzerland. Shipment volume of L&M was up by 4.8%, driven by higher share in Germany, Poland and the Slovak Republic. Shipment volume of Chesterfield was up by 12.0%, driven by higher share in Austria, France, Germany, Portugal, Spain and the U.K.

PMI’s market share in the EU was down by 0.5 share points to 37.3% as gains, notably in Belgium, Germany and Greece, were more than offset by declines, primarily in the Czech Republic, France, Italy and Poland. Marlboro’s share was down by 0.3 points to 17.5%, reflecting a higher share mainly in Belgium, the Czech Republic, Greece, Hungary and Portugal, which was more than offset by lower share mainly in France, Germany and Poland. L&M’s market share was up by 0.3 points to 6.5%, driven by gains in Germany and Poland, partly offset by Portugal. Chesterfield’s market share was up by 0.4 points to 3.3%, driven mainly by Portugal and Spain. Philip Morris’ market share was essentially flat at 2.0%, with gains, notably in the Czech Republic, Greece and Italy, offset by declines mainly in Spain.

PMI’s shipment of OTP, in cigarette equivalent units, grew by 28.9%, well in excess of the 4.9% growth in the total OTP market, mainly reflecting a higher total market in Spain, higher share in Hungary, and a higher total market and share in Belgium, France, Germany and Italy. This growth was partly offset by a lower total market in the Netherlands and a lower total market and share in Poland. PMI’s OTP total market share was 12.5%, up by 1.8 points, driven by gains notably in Belgium, up by 3.2 points to 14.2%, France, up by 2.5 points to 21.8%, Germany, up by 1.3 points to 15.9%, and Italy, up by 24.6 points to 24.8%.

EU Key Market Commentaries

In the Czech Republic, the total cigarette market was down by 2.9% to 4.6 billion units. PMI’s shipments were down by 6.0%. Market share was down by 1.4 points to 43.6%, principally reflecting continued share declines for lower-margin local brands, such as Petra and Sparta, down by a combined 1.5 points, and Red & White, down by 0.4 points to 12.7%. This decline was partly offset by a higher share for Marlboro, up by 1.0 point to 7.5%, benefiting from the April 2011 launch of Marlboro Core Flavor and Marlboro Gold Touch, and a higher share for Philip Morris, re-launched during the quarter, up by 0.5 points to 2.8%. Market share continues to show sequential improvement, up by 1.5 points compared to the fourth-quarter 2011, driven by Marlboro and Philip Morris.

In France, the total cigarette market was down by 1.9% to 12.6 billion units, mainly reflecting the impact of price increases in the fourth quarter of 2011. PMI’s shipments in the first quarter of 2012 were up by 0.7%. PMI’s market share was down by 0.8 points to 39.6%, mainly due to Marlboro, down by 0.8 points to 24.7%, reflecting its crossing of the €6.00 per pack price threshold ahead of competitive brands. Market share of premium Philip Morris was stable at 8.2% and share of Chesterfield was up by 0.2 points to 3.2%.

In Germany, the total cigarette market was up by 3.1% to 20.0 billion units. PMI’s shipments were up by 3.7% and market share grew by 0.2 points to 35.9%. While share of Marlboro was down by 0.8 points to 20.4%, reflecting the timing of tax-driven price increases during the quarter compared to competitive brands, share of L&M, the fastest-growing cigarette brand in the market, was up by 1.2 points to 11.2%, and share of Chesterfield was up by 0.2 points to 0.9%.

In Italy, the total cigarette market was down by 6.1% to 18.6 billion units, reflecting the unfavorable impact of a €0.10 per pack excise tax-driven price increase in July 2011, a VAT-driven price increase of €0.20 per pack in September 2011 and a €0.10 per pack increase in March 2012, a more unfavorable economic environment, and strong growth in the fine cut market. PMI’s shipments were down by 3.1%, partially offset by favorable distributor inventory movements. PMI’s market share declined by 0.9 points to 52.6% with Marlboro, mid-price Chesterfield and low-price Diana down by 0.2, 0.1 and 0.6 points to 22.3%, 3.5% and 12.8%, respectively. The decline in market share, particularly in the low-price segment due to growth of international low-price brands, was partially offset by the launch in the quarter of Philip Morris Selection in the low-price segment. Achieving a share of 0.4%, the success of Philip Morris Selection contributed to the brand’s overall growth of 0.4 points to 3.7%, as well as PMI’s sequential total market share growth of 0.3 points versus the fourth quarter of 2011.

In Poland, the total cigarette market was up by 1.0% to 13.1 billion units. PMI’s shipments were down by 3.2%. PMI’s market share was down by 1.4 points to 32.8%, mainly due to lower share of low-price Red & White, down by 0.7 points to 4.9%, partially offset by L&M, up by 1.3 points to 14.9%, and Chesterfield, up by 0.2 points to 1.7%. Share of Marlboro was down by 1.0 point to 9.4%, reflecting the combination of tax-driven price increases in January 2012 and the subsequent timing of price implementation by competitors.

In Spain, the total cigarette market was up by 0.6% to 12.8 billion units. While PMI’s shipments were essentially flat, market share was down slightly by 0.2 points to 30.2%, with higher share of Chesterfield, revamped in the quarter and up by 0.8 points to 8.9%, offset by Marlboro, down by 0.2 points to 13.9%, L&M, down by 0.2 points to 6.5% and Philip Morris, down by 0.4 points to 0.7%.

EASTERN EUROPE, MIDDLE EAST & AFRICA REGION (EEMA)

2012 First-Quarter

In EEMA, net revenues increased by 8.8% to $1.8 billion, despite unfavorable currency of $73 million. Excluding the impact of currency and acquisitions, net revenues increased by 12.6%, primarily due to favorable pricing of $102 million and favorable volume/mix of $110 million, the third consecutive quarter of favorable volume/mix.

Operating companies income increased by 12.2% to $810 million, despite unfavorable currency of $44 million. Excluding the impact of currency and acquisitions, operating companies income increased by 18.3%, due primarily to higher pricing and favorable volume/mix, partly offset by higher costs, principally related to investments in marketing and business infrastructure, mainly in Russia. Adjusted operating companies income increased by 11.9%, as shown in the table below and detailed on Schedule 7. Adjusted operating companies income, excluding currency and acquisitions, increased by 18.0%.

EEMA Operating Companies Income ($ Millions)

	First-Quarter
	2012	2011	Change
Reported OCI	$810	$722	12.2%
Asset impairment & exit costs	0	(2)

Adjusted OCI	$810	$724	11.9%
Adjusted OCI Margin*	44.1%	42.9%	1.2	p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency and acquisitions, adjusted operating companies income margin was up by 2.1 percentage points to 45.0%, as detailed on Schedule 7.

PMI’s cigarette shipment volume in EEMA increased by 3.6%, predominantly due to a higher total market and share in Algeria, Saudi Arabia and Turkey, partly offset by a lower total market in Egypt reflecting a surge in illicit trade.

PMI’s cigarette shipment volume of premium brands grew by 8.7% in EEMA, driven by Marlboro, up by 7.6%, mainly reflecting growth in North Africa and the Middle East, and Parliament, up by 13.3%, reflecting growth in Kazakhstan, Russia, Turkey and Ukraine.

EEMA Key Market Commentaries

In Russia, PMI’s shipment volume in the first quarter increased by 0.5%, despite unfavorable distributor inventory movements. Shipment volume of PMI’s premium portfolio was up by 1.2%, driven primarily by Parliament, up by 10.5% offsetting a decline in Marlboro of 15.1%. In the mid-price segment, shipment volume was up by 4.8%, mainly due to Chesterfield, up by 2.0%, and L&M, up by 18.0%, the second consecutive quarter of growth since the fourth quarter of 2004. In the low-price segment, shipment volume was down by 1.4%, due to a decline of Bond Street and Optima of 2.0% and 9.5%, respectively, partly offset by growth of Next and Apollo Soyuz, up by 10.9% and 1.5%, respectively. PMI’s February year-to-date market share of 26.2%, as measured by Nielsen, was up by 0.7 points. Market share of Parliament was up by 0.3 points to a record 3.2%; Marlboro was down by 0.2 points to 2.0%; L&M and Chesterfield were essentially flat at 2.5% and 3.4%, respectively; Bond Street was up by 0.4 points to 6.2%; and Next was up by 0.4 points to 2.9%.

In Turkey, the total cigarette market increased by an estimated 3.0% to 20.6 billion units, reflecting recovery after the October 2011 excise tax-driven price increase. PMI’s shipment volume increased by 9.7% across all price segments, notably premium shipment volume, up by 10.7%. PMI’s February year-to-

date market share, as measured by Nielsen, grew by 0.7 points to 44.6%, driven by premium Parliament, mid-price Muratti and low-price Lark, up by 0.8, 0.7 and 0.1 share points to 8.3%, 6.4% and 12.0%, respectively, partly offset by a decline in low-price L&M, down by 0.4 points to 8.4%. Market share of Marlboro was down slightly by 0.1 point to 9.1%.

In Ukraine, the total cigarette market grew by 5.6% to 18.4 billion units, reflecting a stabilization of the total market and favorable distributor inventory movements, despite the unfavorable impact of excise tax increases on January 1, 2012. PMI’s shipment volume increased by 2.1%, driven by premium Parliament, up by 31.0%, and by low-price Bond Street, up by 28.6%. PMI’s February year-to-date market share, as measured by Nielsen, was down by 0.3 points to 32.2%, mainly due to a decline in PMI’s low-price segment reflecting the timing and level of price increases by competitors. Share for premium Parliament was up by 0.6 points to 3.1%. Share of Marlboro was up slightly by 0.1 point to 5.8%.

ASIA REGION

2012 First-Quarter

In Asia, net revenues increased by 19.5% to $2.8 billion, including favorable currency of $74 million. Excluding the impact of currency and acquisitions, net revenues increased by 16.3%, reflecting the favorable impact of pricing of $144 million and favorable volume/mix of $235 million, principally in Indonesia, Japan and Korea.

Operating companies income surged by 28.7% to reach $1.4 billion. Excluding the favorable impact of currency of $53 million, operating companies income increased by 23.9%, reflecting strong growth in Australia, Indonesia, Japan, Korea and the Philippines. Adjusted operating companies income increased by 28.5% as shown in the table below and detailed on Schedule 7. Adjusted operating companies income, excluding currency, increased by 23.7%.

Asia Operating Companies Income ($ Millions)

	First-Quarter
	2012	2011	Change
Reported OCI	$1,407	$1,093	28.7%
Asset impairment & exit costs	0	(2)

Adjusted OCI	$1,407	$1,095	28.5%
Adjusted OCI Margin*	50.7%	47.1%	3.6	p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin was up by 3.0 percentage points to 50.1%, as detailed on Schedule 7.

PMI’s cigarette shipment volume in Asia increased by 12.4%, predominantly due to growth in Indonesia, Japan, Korea, the Philippines and Thailand.

Shipment volume of Marlboro was up by 10.0%, driven by growth in Indonesia, Japan, Korea and Vietnam.

Asia Key Market Commentaries

In Indonesia, the total cigarette market was up by 12.2% to 77.2 billion units, driven by growth across all price segments, as well as by a favorable comparison with the first quarter of 2011. PMI’s shipment volume surged by 24.9%. PMI’s market share was up by 3.5 points to a record 33.4%, driven notably by Sampoerna A in the premium segment, up by 1.6 points to 13.1%, mid-price U Mild, up by 1.0 point to 2.7%, and low-price Trend Mild at 0.8% following its launch in March 2011. Marlboro’s market share was up by 0.3 points to 4.7% and its share of the “white” cigarettes segment increased by 3.8 points to 68.8%.

In Japan, the total cigarette market increased by 5.0% to 46.5 billion units, mainly reflecting a favorable comparison with the first quarter of 2011, which experienced prolonged trade de-loading following the October 1, 2010, excise tax-driven price increase. Excluding the de-loading effect, the total cigarette market is estimated to have declined by approximately 2%. PMI’s shipment volume was up by 6.7%, driven by the higher comparative total market, and by a favorable market share retention subsequent to the disruption of PMI’s principal competitor’s supply chain following the tragic events of March 2011. While PMI’s market share in each of the first two months of the quarter was ahead of the 2011 exit share of 28.2%, trade inventory loading in March, associated with the launch of new competitive products, partly resulted in a quarterly share of 28.0%, down by 0.2 points compared to the 2011 exit share. Compared to the first quarter of 2011, PMI’s market share was up by 2.4 points, driven partly by Marlboro, Philip Morris and Virginia S., up by 0.6, 0.2, and 0.2 points, to 12.3%, 2.4%, and 2.0%, respectively. Market share of Lark was 8.7%, up by 1.5 points, aided by the successful introduction in the quarter of Lark Hybrid One 100s.

In Korea, the total cigarette market increased by 1.5% to 20.4 billion units. PMI’s shipment volume increased by 15.7%, driven by the annualization of 2011 market share gains. PMI’s market share in the quarter reached 20.4%, up by 2.6 points, led by Marlboro and Parliament, up by 1.5 and 1.0 points to 8.8% and 7.0%, respectively. PMI’s market share in the month of March was 17.7%, reflecting the impact of PMI’s February price increases.

In the Philippines, the total cigarette market increased by 7.0% to 25.2 billion units, mainly driven by the growth of the low-price segment and favorable trade inventory movements in March. PMI’s shipment volume was up by 4.7%, mainly driven by the growth of Fortune. PMI’s market share declined by 2.1 points to 93.4%, mainly due to the impact of the January 2012 price increase. Marlboro’s market share was down by 1.8 points to 21.0%.

LATIN AMERICA & CANADA REGION

2012 First-Quarter

In Latin America & Canada, net revenues increased by 0.4% to $783 million, despite unfavorable currency of $39 million. Excluding the impact of currency, net revenues increased by 5.4%, reflecting favorable pricing of $17 million and favorable volume/mix of $25 million, mainly driven by Argentina and Mexico.

Operating companies income decreased by 5.6% to $237 million. Excluding the unfavorable impact of currency of $17 million, operating companies income increased by 1.2%, primarily reflecting favorable pricing and volume/mix, partly offset by higher costs, notably organizational restructuring in Venezuela and increased investments in distribution networks in Colombia. Adjusted operating companies income decreased by 2.8% as shown in the table below and detailed on Schedule 7. Adjusted operating companies income, excluding currency, increased by 4.0%.

Latin America & Canada Operating Companies Income ($ Millions)

	First-Quarter
	2012	2011	Change
Reported OCI	$237	$251	(5.6)%
Asset impairment & exit costs	(8)	(1)

Adjusted OCI	$245	$252	(2.8)%
Adjusted OCI Margin*	31.3%	32.3%	(1.0	) p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin decreased by 0.4 percentage points to 31.9%, as detailed on Schedule 7.

PMI’s cigarette shipment volume in Latin America & Canada increased by 2.9%, mainly driven by a higher total market and share in Argentina and a favorable comparison with the first quarter of 2011 in Mexico reflecting trade inventory de-loading following the significant January 1, 2011, excise tax increase. Shipment volume of Marlboro increased by 9.5%, principally driven by Argentina and Mexico.

Latin America & Canada Key Market Commentaries

In Argentina, the total cigarette market grew by 2.5% to 11.3 billion units. PMI’s cigarette shipment volume increased by 3.9%. PMI’s market share was up by 0.7 points to 75.1%, reflecting growth of Marlboro, up by 1.0 point to 24.8%, and of mid-price Philip Morris, up by 0.5 share points to 38.6%. Share of low-price Next was down by 0.4 points to 3.3%.

In Canada, the total tax-paid cigarette market was essentially flat at 6.9 billion units, reflecting a continuous, albeit slowing, return of illicit trade to the legitimate market, and improved economic conditions. PMI’s cigarette shipment volume declined slightly by 0.2%. PMI’s market share was flat at 33.9%, with premium brands Benson & Hedges and Belmont up by 0.2 points each to 2.1% and 1.9%, respectively, and low-price brand Next up by 0.9 points to 7.3%, partly offset by mid-price Number 7 and Canadian Classics, and low-price Accord and Quebec Classique, down by 0.1, 0.2, 0.3 and 0.4 share points, to 4.0%, 8.5%, 3.4% and 2.5%, respectively.

In Mexico, the total cigarette market was up by 13.0% to 8.3 billion units, primarily due to a favorable comparison with the first quarter of 2011 reflecting trade inventory de-loading following the significant January 1, 2011, excise tax increase. PMI’s cigarette shipment volume increased by 19.1%, driven by the aforementioned prior-year inventory movements. PMI’s market share grew by 3.8 points to 74.3%, led by Marlboro, up by 4.0 share points to 54.3%, and Benson & Hedges, up by 0.3 points to 6.3%. Market share of low-price Delicados, the second best-selling brand in the market, decreased by 0.2 points to 10.8%.

Philip Morris International Inc. Profile

Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI’s products are sold in approximately 180 countries. In 2011, the company held an estimated 16.0% share of the total international cigarette market outside of the U.S., or 28.1% excluding the People’s Republic of China and the U.S. For more information, see www.pmi.com.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements. Achievement of projected results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.

PMI’s business risks include: significant increases in cigarette-related taxes; the imposition of discriminatory excise tax structures; fluctuations in customer inventory levels due to increases in product taxes and prices; increasing marketing and regulatory restrictions, often with the goal of preventing the use of tobacco products; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems. PMI’s future profitability may also be adversely affected should it be unsuccessful in its attempts to produce products with the potential to reduce the risk of smoking-related diseases; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent.

PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-K for the year ended December 31, 2011. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

###

Schedule 1

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Statements of Earnings

For the Quarters Ended March 31,

($ in millions, except per share data)

(Unaudited)

	2012	2011	% Change
Net revenues	$18,022	$16,530	9.0%
Cost of sales	2,442	2,295	6.4%
Excise taxes on products(1)	10,574	9,739	8.6%

Gross profit	5,006	4,496	11.3%
Marketing, administration and research costs	1,514	1,408
Asset impairment and exit costs	8	16

Operating companies income	3,484	3,072	13.4%
Amortization of intangibles	24	24
General corporate expenses	57	41

Operating income	3,403	3,007	13.2%
Interest expense, net	213	213

Earnings before income taxes	3,190	2,794	14.2%
Provision for income taxes	958	807	18.7%

Net earnings	2,232	1,987	12.3%
Net earnings attributable to noncontrolling interests	71	68

Net earnings attributable to PMI	$2,161	$1,919	12.6%

Per share data:(2)
Basic earnings per share	$1.25	$1.06	17.9%

Diluted earnings per share	$1.25	$1.06	17.9%

(1)	The segment detail of excise taxes on products sold for the quarters ended March 31, 2012 and 2011 is shown on Schedule 2.
(2)	Net earnings and weighted-average shares used in the basic and diluted earnings per share computations for the quarters ended March 31, 2012 and 2011 are shown on Schedule 4, Footnote 1.

Schedule 2

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended March 31,

($ in millions)

(Unaudited)

		Net Revenues excluding Excise Taxes
		European Union	EEMA	Asia	Latin America & Canada	Total
2012	Net Revenues(1)	$6,470	$4,069	$5,177	$2,306	$18,022
	Excise Taxes on Products	(4,417)	(2,234)	(2,400)	(1,523)	(10,574)

	Net Revenues excluding Excise Taxes	2,053	1,835	2,777	783	7,448
2011	Net Revenues	$6,415	$3,671	$4,288	$2,156	$16,530
	Excise Taxes on Products	(4,414)	(1,984)	(1,965)	(1,376)	(9,739)

	Net Revenues excluding Excise Taxes	2,001	1,687	2,323	780	6,791
Variance	Currency	(54)	(73)	74	(39)	(92)
	Acquisitions	—	9	1	—	10
	Operations	106	212	379	42	739

	Variance Total	52	148	454	3	657
	Variance Total (%)	2.6%	8.8%	19.5%	0.4%	9.7%

	Variance excluding Currency	106	221	380	42	749
	Variance excluding Currency (%)	5.3%	13.1%	16.4%	5.4%	11.0%

	Variance excluding Currency & Acquisitions	106	212	379	42	739
	Variance excluding Currency & Acquisitions (%)	5.3%	12.6%	16.3%	5.4%	10.9%

(1) 2012 Currency (decreased) increased net revenues as follows:
	European Union	$(214)
	EEMA	(316)
	Asia	81
	Latin America & Canada	(138)

		$(587)

Schedule 3

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended March 31,

($ in millions)

(Unaudited)

	Operating Companies Income
	European Union	EEMA	Asia	Latin America & Canada	Total
2012	$1,030	$810	$1,407	$237	$3,484
2011	1,006	722	1,093	251	3,072
% Change	2.4%	12.2%	28.7%	(5.6)%	13.4%

Reconciliation:
For the quarter ended March 31, 2011	$1,006	$722	$1,093	$251	$3,072

2011 Asset impairment and exit costs	11	2	2	1	16
2012 Asset impairment and exit costs	—	—	—	(8)	(8)

Acquired businesses	—	—	—	—	—
Currency	(25)	(44)	53	(17)	(33)
Operations	38	130	259	10	437

For the quarter ended March 31, 2012	$1,030	$810	$1,407	$237	$3,484

Schedule 4

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Diluted Earnings Per Share

For the Quarters Ended March 31,

($ in millions, except per share data)

(Unaudited)

	Diluted E.P.S.
2012 Diluted Earnings Per Share	$1.25	(1)
2011 Diluted Earnings Per Share	$1.06	(1)
Change	$0.19
% Change	17.9%

Reconcilliation:
2011 Diluted Earnings Per Share	$1.06	(1)

Special Items:
2011 Asset impairment and exit costs	0.01
2011 Tax items	(0.01)

Currency	(0.02)
Impact of lower shares outstanding and share-based payments	0.05
Operations	0.16

2012 Diluted Earnings Per Share	$1.25	(1)

(1)	Basic and diluted EPS were calculated using the following (in millions):

	2012	2011
Net earnings attributable to PMI	$2,161	$1,919
Less distributed and undistributed earnings attributable to share-based payment awards	12	10

Net earnings for basic and diluted EPS	$2,149	$1,909

Weighted-average shares for basic EPS	1,719	1,793
Plus incremental shares from assumed conversions:
Stock Options	—	1

Weighted-average shares for diluted EPS	1,719	1,794

Schedule 5

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Balance Sheets

($ in millions, except ratios)

(Unaudited)

	March 31, 2012		December 31, 2011
Assets
Cash and cash equivalents	$3,576		$2,550
All other current assets	11,762		12,309
Property, plant and equipment, net	6,445		6,250
Goodwill	10,087		9,928
Other intangible assets, net	3,753		3,697
Other assets	776		754

Total assets	$36,399		$35,488

Liabilities and Stockholders’ Equity
Short-term borrowings	$4,085		$1,511
Current portion of long-term debt	1,410		2,206
All other current liabilities	9,788		11,077
Long-term debt	15,346		14,828
Deferred income taxes	2,007		1,976
Other long-term liabilities	2,148		2,127

Total liabilities	34,784		33,725

Redeemable noncontrolling interest	1,237		1,212

Total PMI stockholders’ equity	112		229
Noncontrolling interests	266		322

Total stockholders’ equity	378		551

Total liabilities and stockholders’ equity	$36,399		$35,488

Total debt	$20,841		$18,545
Total debt to EBITDA	1.42	(1)	1.29	(1)
Net debt to EBITDA	1.17	(1)	1.12	(1)

(1)	For the calculation of Total Debt to EBITDA and Net Debt to EBITDA ratios, refer to Schedule 11.

Schedule 6

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjustments for the Impact of Currency and Acquisitions

For the Quarters Ended March 31,

($ in millions)

(Unaudited)

2012								2011			% Change in Reported Net Revenues excluding Excise Taxes
Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Less Currency	Reported Net Revenues excluding Excise Taxes & Currency	Less Acquisi- tions	Reported Net Revenues excluding Excise Taxes, Currency & Acquisitions		Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
$6,470	$4,417	$2,053	$(54)	$2,107	$—	$2,107	European Union	$6,415	$4,414	$2,001	2.6%	5.3%	5.3%
4,069	2,234	1,835	(73)	1,908	9	1,899	EEMA	3,671	1,984	1,687	8.8%	13.1%	12.6%
5,177	2,400	2,777	74	2,703	1	2,702	Asia	4,288	1,965	2,323	19.5%	16.4%	16.3%
2,306	1,523	783	(39)	822	—	822	Latin America & Canada	2,156	1,376	780	0.4%	5.4%	5.4%

$18,022	$10,574	$7,448	$(92)	$7,540	$10	$7,530	PMI Total	$16,530	$9,739	$6,791	9.7%	11.0%	10.9%

2012								2011			% Change in Reported Operating Companies Income
Reported Operating Companies Income			Less Currency	Reported Operating Companies Income excluding Currency	Less Acquisi- tions	Reported Operating Companies Income excluding Currency & Acquisitions				Reported Operating Companies Income	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
$1,030			$(25)	$1,055	$—	$1,055	European Union			$1,006	2.4%	4.9%	4.9%
810			(44)	854	—	854	EEMA			722	12.2%	18.3%	18.3%
1,407			53	1,354	—	1,354	Asia			1,093	28.7%	23.9%	23.9%
237			(17)	254	—	254	Latin America & Canada			251	(5.6)%	1.2%	1.2%

$3,484			$(33)	$3,517	$—	$3,517	PMI Total			$3,072	13.4%	14.5%	14.5%

Schedule 7

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Operating Companies Income to Adjusted Operating Companies Income &

Reconciliation of Adjusted Operating Companies Income Margin, excluding Currency and Acquisitions

For the Quarters Ended March 31,

($ in millions)

(Unaudited)

2012								2011			% Change in Adjusted Operating Companies Income
Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Less Currency	Adjusted Operating Companies Income excluding Currency	Less Acquisitions	Adjusted Operating Companies Income excluding Currency & Acquisitions		Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Adjusted	Adjusted excluding Currency	Adjusted excluding Currency & Acquisitions
$1,030	$—	$1,030	$(25)	$1,055	$—	$1,055	European Union	$1,006	$(11)	$1,017	1.3%	3.7%	3.7%
810	—	810	(44)	854	—	854	EEMA	722	(2)	724	11.9%	18.0%	18.0%
1,407	—	1,407	53	1,354	—	1,354	Asia	1,093	(2)	1,095	28.5%	23.7%	23.7%
237	(8)	245	(17)	262	—	262	Latin America & Canada	251	(1)	252	(2.8)%	4.0%	4.0%

$3,484	$(8)	$3,492	$(33)	$3,525	$—	$3,525	PMI Total	$3,072	$(16)	$3,088	13.1%	14.2%	14.2%

2012								2011			% Points Change
Adjusted Operating Companies Income excluding Currency	Net Revenues excluding Excise Taxes & Currency(1)	Adjusted Operating Companies Income Margin excluding Currency		Adjusted Operating Companies Income excluding Currency & Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions(1)	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions		Adjusted Operating Companies Income	Net Revenues excluding Excise Taxes(1)	Adjusted Operating Companies Income Margin		Adjusted Operating Companies Income Margin excluding Currency	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions
$1,055	$2,107	50.1%		$1,055	$2,107	50.1%	European Union	$1,017	$2,001	50.8%		(0.7)	(0.7)
854	1,908	44.8%		854	1,899	45.0%	EEMA	724	1,687	42.9%		1.9	2.1
1,354	2,703	50.1%		1,354	2,702	50.1%	Asia	1,095	2,323	47.1%		3.0	3.0
262	822	31.9%		262	822	31.9%	Latin America & Canada	252	780	32.3%		(0.4)	(0.4)

$3,525	$7,540	46.8%		$3,525	$7,530	46.8%	PMI Total	$3,088	$6,791	45.5%		1.3	1.3

(1)	For the calculation of net revenues excluding excise taxes, currency and acquisitions, refer to Schedule 6.

Schedule 8

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS and Adjusted Diluted EPS, excluding Currency

For the Quarters Ended March 31,

(Unaudited)

	2012	2011	% Change
Reported Diluted EPS	$1.25	$1.06	17.9%

Adjustments:
Asset impairment and exit costs	—	0.01
Tax items	—	(0.01)

Adjusted Diluted EPS	$1.25	$1.06	17.9%

Less:
Currency impact	(0.02)

Adjusted Diluted EPS, excluding Currency	$1.27	$1.06	19.8%

Schedule 9

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency

For the Quarters Ended March 31,

(Unaudited)

	2012	2011	% Change
Reported Diluted EPS	$1.25	$1.06	17.9%

Less:
Currency impact	(0.02)

Reported Diluted EPS, excluding Currency	$1.27	$1.06	19.8%

Schedule 10

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS

For the Year Ended December 31,

(Unaudited)

2011
Reported Diluted EPS	$4.85

Adjustments:
Asset impairment and exit costs	0.05
Tax items	(0.02)

Adjusted Diluted EPS	$4.88

Schedule 11

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Calculation of Total Debt to EBITDA and Net Debt to EBITDA Ratios

($ in millions, except ratios)

(Unaudited)

	For the Year Ended March 31, 2012			For the Year Ended December 31, 2011
	April ~ December 2011	January ~ March 2012	12 months rolling
Earnings before income taxes	$9,738	$3,190	$12,928	$12,532
Interest expense, net	587	213	800	800
Depreciation and amortization	754	227	981	993

EBITDA	$11,079	$3,630	$14,709	$14,325

			March 31, 2012	December 31, 2011
Short-term borrowings			$4,085	$1,511
Current portion of long-term debt			1,410	2,206
Long-term debt			15,346	14,828

Total Debt			$20,841	$18,545
Less: Cash and cash equivalents			3,576	2,550

Net Debt			$17,265	$15,995

Ratios
Total Debt to EBITDA			1.42	1.29

Net Debt to EBITDA			1.17	1.12